Exhibit 99.1
Press Release
Superior Well Services, Inc. Announces Third Quarter 2009 Results
Indiana, Pa., October 27, 2009 /PRNewswire-FirstCall/ — Superior Well Services, Inc. (Nasdaq: SWSI), a provider of wellsite solutions specializing in technical pumping and completion, down-hole surveying and fluid logistic services, today announced a net loss for the three months ended September 30, 2009 of $11.8 million, or a $0.54 loss per diluted share, compared to net income of $14.9 million, or $0.64 per diluted share, in the same period in 2008.
The 2009 third quarter net loss of $11.8 million, or a $0.54 net loss per diluted share, compares to a net loss of $37.9 million, or a $1.66 net loss per diluted share, in the previous quarter ended June 30, 2009. Net loss for the third quarter and second quarter of 2009 includes the impact of a $0.2 million after-tax ($0.3 million pre-tax) and a $20.2 million after-tax ($33.2 million pre-tax) non-cash goodwill and intangible impairment charge, respectively.
Revenue in the third quarter of 2009 was $90.8 million, a 0.3% increase from the $90.5 million reported in the previous quarter and a 37.8% decrease from the $146.0 million reported in the third quarter of 2008. Operating loss, which includes a $0.3 million goodwill and intangible impairment charge, for the third quarter was $16.5 million compared to $59.2 million of operating loss, which includes a $33.2 million goodwill and intangible impairment charge, reported in the previous quarter, and $24.9 million of operating income reported in the third quarter of 2008.
Adjusted EBITDA, a non-GAAP financial measure, totaled $3.2 million, as compared to $(7.3) million reported in the previous quarter and $36.3 million reported in the third quarter of 2008. For our definition of Adjusted EBITDA, please see footnote 1. For a reconciliation of Adjusted EBITDA to net income (loss), please see the non-GAAP financial measure tables included in this press release.
David Wallace, Chief Executive Officer, said, “While U.S. drilling activity declined rapidly in the first six months of 2009, we have seen a slow and steady improvement in the U.S. land rig count from the June lows. There has been a consistent shift during the year in the percentage of horizontal rigs verses the percentage of vertical rigs, and the percentage of rigs drilling for oil verses the percentage of rigs drilling for natural gas. We believe that the increasing percentage of horizontal rigs plays into our strength with our presence in all of the active U.S. horizontal shale plays, and our geographic footprint in the U.S. allows us to benefit from the increased oil drilling activity.
While price competition remains strong, we are pleased to have returned to positive Adjusted EBITDA for the third quarter. Adjusted EBITDA improved from the prior quarter by $10.4 million off of essentially flat revenues. This improvement was due to the effect of our previously announced cost control measures. We continue to closely monitor our activity levels by service center, adjust our costs and reposition employees and equipment to take advantage of areas with higher activity levels within our geographic footprint.”
Stimulation, cementing, nitrogen, down-hole surveying, completion and fluid logistics revenue represented 64.3%, 14.2%, 7.3%, 6.5%, 4.0% and 3.7%, respectively, of our total revenue of $90.8 million in the third quarter of 2009. Our Appalachian, Southeast and Rocky Mountain operating regions had revenue increases compared to the previous quarter while our Southwest and Mid-Continent operating regions had revenue decreases. The operations we acquired in the Diamondback asset acquisition represented approximately $23.4 million of our revenue for the third quarter of 2009 and increased activity levels at new service centers that were established within the last twelve months represented approximately $4.8 million of our revenue during the same period. As a percentage of gross revenue, sales discounts increased 2.1% in the third quarter of 2009 compared to the previous quarter due to continued competition in our operating regions.
Cost of revenue decreased 7.0% or $7.2 million for the third quarter of 2009 compared to the previous quarter. As a percentage of net revenue, cost of revenue decreased by 8.2% to 105.2% for the third quarter of 2009 from 113.4% for the previous quarter due primarily to savings in labor, materials, repairs and other expenses as a percentage of net revenue partially offset by higher sales discounts. Labor expense as a percentage of net revenue decreased to 22.3% in the third quarter of 2009 compared to 27.6% in the previous quarter because of higher utilization, reduced levels of personnel, lower benefit costs and furloughs. Material costs as a percentage of net revenue decreased to 39.8% in the third quarter of 2009 from 40.9% in the previous quarter due to realized material cost savings.
SG&A expenses decreased 18.1% or $2.5 million for the third quarter of 2009 compared to the previous quarter. As a percentage of net revenue, SG&A expenses decreased by 2.8% to 12.6% for the third quarter of 2009 from 15.4% for the previous quarter primarily due to lower labor and other expenses. Labor decreased 23.7% or $2.0 million in the third quarter of 2009 compared to the previous quarter due to reduced levels of personnel, lower benefit costs and furloughs.
For the third quarter of 2009, we made capital expenditures of approximately $5.8 million for maintenance on our existing equipment base and to purchase new and upgrade existing equipment. We plan to continue to focus on minimizing our discretionary spending and limiting our capital expenditures given the current operating environment.
At September 30, 2009, we had $85.8 million of working capital and total long-term debt of $227.3 million, with $146.4 million outstanding on our $175.0 million credit facility. Our credit facility matures in March 2013 and we are currently in compliance with our debt covenants.
We will host a conference call on Tuesday, October 27, 2009 at 10:00 a.m. ET to review these results. To participate in the call, please dial 866-730-5764 and ask for the Superior Well Services, Inc. 2009 third quarter financial results conference call. The confirmation code for the meeting is 24625987. A replay of the call will be available through November 11, 2009 at 888-286-8010. The conference ID for the replay is 57479756.
A simultaneous webcast of the call may be accessed over the Internet at www.swsi.com using the investor relations section of the website. The webcast will be archived for replay on our website for 15 days.
For more information about Superior Well Services, Inc. (Nasdaq: SWSI) please visit www.swsi.com. Financial and other information about us is routinely posted on and accessible at www.swsi.com.
Web Site: http://www.swsi.com
SOURCE Superior Well Services, Inc.
Chris Peracchi
of Superior Well Services, Inc.
+1-724-403-9108
cperacchi@swsi.com

(1) We define Adjusted EBITDA as net income (loss) plus interest, taxes, non-cash stock compensation expense, non-cash goodwill and intangible impairment, depreciation, amortization and accretion. Adjusted EBITDA is not a measure of financial performance under generally accepted accounting principles. You should not consider it in isolation from or as a substitute for net income or cash flow measures prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity. Additionally, Adjusted EBITDA may not be comparable to other similarly titled measures of other companies. We have included Adjusted EBITDA as a supplemental disclosure because our management believes that Adjusted EBITDA provides useful information regarding our ability to service debt and to fund capital expenditures and provides investors a helpful measure for comparing our operating performance with the performance of other companies that have different financing and capital structures or tax rates. We use Adjusted EBITDA as a measure of operating performance, as a measure for planning and forecasting overall expectations and for evaluating actual results against such expectations, to assess compliance with financial ratios and covenants included in credit facilities, in communications with lenders concerning our financial performance and to evaluate the viability of potential acquisitions and overall rates of return. Please see the reconciliation of Adjusted EBITDA to net income following the consolidated statement of operations included in this press release.
Except for historical information, statements made in this press release, including those relating to acquisition or expansion opportunities, future earnings, cash flow and capital expenditures are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934, as amended. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by us based on our management’s experience and perception of historical trends, current conditions, expected future developments and other factors our management believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond our control, which may cause our actual results to differ materially from those implied or expressed by the forward-looking statements. These risks include, but are not limited to: a sustained or further decrease in domestic spending by the oil and natural gas exploration and production industry; a continued decline in or substantial volatility of crude oil and natural gas commodity prices; current weakness in the credit and capital markets and lack of credit availability; overcapacity and competition in our industry; our inability to comply with the financial and other covenants in our debt agreements as a result of reduced revenues and financial performance or our inability to raise sufficient funds through assets sales or equity issuances unanticipated costs, delays or other difficulties in executing our growth strategy, including difficulties associated with the integration of the Diamondback asset acquisition; the loss of one or more significant customers; the loss of or interruption in operations of one or more key suppliers; the incurrence of significant costs and liabilities in the future resulting from our failure to comply with new or existing environmental regulations or an accidental release of hazardous substances into the environment; and other factors detailed in our Securities and Exchange Commission filings. We undertake no obligation to publicly update or revise any forward-looking statements. Further information on risks and uncertainties is available in our filings with the Securities and Exchange Commission, which are incorporated by reference.

SUPERIOR WELL SERVICES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, amounts in thousands, except per share data)

	Three Months Ended			Nine Months Ended
	September 30,		%	September 30,		%
	2008	2009	change	2008	2009	change
Revenue	$146,008	$90,772	(37.8)%	$359,183	$303,545	(15.5)%
Cost of revenue	109,686	95,491	(12.9)%	280,899	323,447	15.1%

Gross profit (loss)	36,322	(4,719)	(113.0)%	78,284	(19,902)	(125.4)%
Selling, general and administrative expenses	11,388	11,418	0.3%	31,614	41,421	31.0%
Goodwill and intangible impairment	—	324		—	33,479

Operating income (loss)	24,934	(16,461)	(166.0)%	46,670	(94,802)	(303.1)%
Interest expense	466	3,806		876	10,132

Other income (expense), net	246	494		(137)	410

Income (loss) before income taxes	24,714	(19,773)	(180.0)%	45,657	(104,524)	(328.9)%
Income taxes (benefit) Current	3,466	(84)		6,639	(18,235)
Deferred	6,340	(7,904)		12,117	(21,881)

	9,806	(7,988)		18,756	(40,116)

Net income (loss)	$14,908	$(11,785)	(179.1)%	$26,901	$(64,408)	(339.4)%

Dividends on preferred stock	—	(750)		—	(2,250)

Net income (loss) available to common stockholders	$14,908	$(12,535)	(184.1)%	$26,901	$(66,658)	(347.8)%

Earnings (loss) per common share:
Basic	$0.64	$(0.54)	(184.4)%	$1.16	$(2.87)	(347.4)%

Fully diluted	$0.64	$(0.54)	(184.4)%	$1.16	$(2.87)	(347.4)%

Weighted average shares outstanding — basic:	23,153,687	23,224,116		23,149,220	23,216,789
Weighted average shares outstanding — diluted:	23,321,011	26,224,116		23,306,924	26,216,789
Revenue by operating region (amounts in thousands):

	Three Months Ended September 30,				Nine Months Ended September 30,
Region	2008		2009		2008		2009
Appalachian	$53,682	36.8%	$31,817	35.0%	$135,385	37.7%	$90,428	29.8%
Southeast	23,418	16.0	16,600	18.3	62,978	17.5	50,080	16.5
Southwest	21,190	14.5	17,575	19.4	50,118	14.0	80,972	26.7
Rocky Mountain	19,549	13.4	6,136	6.8	42,771	11.9	16,432	5.4
Mid-Continent	28,169	19.3	18,644	20.5	67,931	18.9	65,633	21.6

Total	$146,008	100.0%	$90,772	100.0%	$359,183	100.0%	$303,545	100.0%

Revenue by service type (amounts in thousands):

	Three Months Ended September 30,				Nine Months Ended September 30,
			$	%			$	%
Revenues by service type	2008	2009	change	change	2008	2009	change	change
Stimulation	$94,514	$58,358	$(36,156)	(38.3)%	$226,211	$198,715	$(27,496)	(12.2)%
Cementing	25,717	12,873	(12,844)	(49.9)	69,396	40,326	(29,070)	(41.9)
Nitrogen	11,094	6,667	(4,427)	(39.9)	25,332	19,045	(6,287)	(24.8)

Technical pumping revenues	131,325	77,898	(53,427)	(40.7)	320,941	258,086	(62,855)	(19.6)
Completion services	—	3,666	3,666	100.0	—	10,848	10,848	100.0
Down-hole surveying services	14,683	5,838	(8,845)	(60.2)	38,242	17,644	(20,598)	(53.9)

Technical service revenue	146,008	87,402	(58,606)	(40.1)	359,183	286,578	(72,605)	(20.2)
Fluid logistics	—	3,370	3,370	100.0	—	16,967	16,967	100.0

Total revenue	$146,008	$90,772	$(55,236)	(37.8)%	$359,183	$303,545	$(55,638)	(15.5)%

Supplemental data (amounts in thousands):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2009	2008	2009
Depreciation, amortization and accretion	$10,444	$18,080	$28,554	$53,556
Capital expenditures	30,881	5,770	81,525	23,581
Non-GAAP Financial Measures:
The following table presents a reconciliation of Adjusted EBITDA to our net income (loss) for each of the periods indicated (amounts in thousands):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2009	2008	2009
Reconciliation of Adjusted EBITDA to Net Income (Loss):
Net income (loss)	$14,908	$(11,785)	$26,901	$(64,408)
Income tax expense (benefit)	9,806	(7,988)	18,756	(40,116)
Interest expense	466	3,806	876	10,132
Stock compensation expense	638	735	1,873	2,206
Goodwill and intangible impairment	—	324	—	33,479
Depreciation, amortization and accretion	10,444	18,080	28,554	53,556

Adjusted EBITDA	$36,262	$3,172	$76,960	$(5,151)

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